Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces First Quarter Results

Thursday, May 8, 2003

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), an information technology consulting company, today announced financial results for the three months ended March 31, 2003.

Revenue for the three months ended March 31, 2003 was $3.2 million compared to $2.8 million for the three months ended March 31, 2002. The Company recorded net income attributable to common shareholders for the three-month period ended March 31, 2003 of $73,000 ($0.01 per share), compared to a net loss attributable to common shareholders of $367,000 ($0.05 per share) for the same period of the prior year.

Commenting on the financial results for the quarter, Rich Talarico, Allin’s chief executive officer, stated, “The first quarter of this year marked the fourth consecutive quarter that the Company has recorded break-even or better earnings per share. The fact that this has occurred during a very difficult period in the technology industry is a testament to the team of managers I have the pleasure to work with at the Company as well as our dedicated staff. We are a leader in each of the markets that we serve and continue to deliver high quality technical solutions in a disciplined and professional manner.”

Mr. Talarico continued, “Although we have reached a stage of profitability for the Company, we are not satisfied to stand still. The costs associated with operating a public company continue to increase and we have already taken advantage of most of the operating cost savings available to us. We are working on ways to grow the business in the face of a continued slump in technology spending and a marked slowdown in the number of new cruise vessels scheduled to be delivered in the coming years. In the meantime, we continue our emphasis on ensuring that the business is sized to the current revenue stream.”

Revenue for the three-month period ended March 31, 2003 increased 15% compared to the same period of the prior year. Although overall revenue is forecast to be approximately flat for the full year 2003 compared to the full year 2002, the Company’s Interactive Media and E-Business Solutions Areas were able to record revenue increases of 35% and 37%, respectively, comparing the three-month period ended March 31, 2003 to the three-month period ended March 31, 2002. These increases were offset to some extent by revenue declines in the Technology Infrastructure and Outsourced Services Solution Areas.

Although the Company has endeavored to size the Company’s cost structure to the projected revenue stream, the costs associated with complying with the current regulatory environment continue to increase and are offsetting any additional operating cost savings the Company has been able to identify. As such, selling, general and administrative expenses remained fairly flat comparing the three-month period ended March 31, 2003 to the same period of the prior year, after declining significantly over the 18 months prior to the end of 2002.

The Company was able to deliver improved bottom line results comparing the three-months ended March 31, 2003 with the same period of the prior year due to the higher revenue level and improved profit margins.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. See “Forward-Looking Statements” below. The Company undertakes no obligation to update these statements.

The Company estimates that revenue in the second quarter of this year will be in the range of $3.2-$3.35 million. The Company anticipates that revenue for the full year 2003 will be in the range of $12.8 million to $13.2 million.

The Company anticipates a net loss attributable to common shareholders in a range of approximately $30,000 to $150,000 ($0.00 to $0.02 per common share) in the second quarter of 2003. The Company anticipates that the net loss attributable to common shareholders for the full year 2003 will be in the range of $150,000 to $380,000 ($0.02 to $0.05 per common share).

The estimates provided in this section do not include any charges that the Company may record in a future period due to impairment losses associated with the carrying value of intangible assets, including goodwill and a customer list. The Company is currently evaluating the carrying value of its intangible assets on a quarterly basis in accordance with Statement of Financial Accounting Standards No. 42 – Goodwill and Other Intangible Assets. A change in the valuation placed on public technology companies, a lowering of industry growth rate projections or a decrease in the amount of revenue the Company derives from certain clients could have a negative effect on the carrying value of the Company’s intangible assets and could result in a significant charge against the Company’s earnings in future periods.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in interactive media and Microsoft-based technologies with operations centered on three solution areas: Interactive Media, Technology Infrastructure and E-Business. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. The Company maintains offices in Pittsburgh, Pennsylvania, Ft. Lauderdale, Florida and San Jose and Walnut Creek, California. Allin delivers these services through the trade names Allin Consulting and Allin Interactive.

For additional information about Allin, visit the Company’s Internet site on the World Wide Web at <http://www.allin.com>.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “working on ways to grow”, “ensuring”, “is forecast”, “estimates”, “anticipates” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, the Company’s limited operating history under its new marketing strategies, risks inherent in the development of new markets and products, the need for management of growth, limited capital and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach Chief Financial Officer Allin Corporation	Phone: Telefax: E-mail:	(412) 928-2022 (412) 928-0225 Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended March 31, 2003 and 2002, presented below, have been derived from the consolidated financial statements of the Company for 2003 and 2002.

	Three Months Ended
	March 31, 2003	March 31, 2002
	Unaudited	Unaudited
Revenue
Solution area consulting services	$1,775	$1,364
Solution area integration services	1,214	952
Outsourced services	183	356
Ancillary services	22	19
Ancillary product sales	52	126

Total Revenue	3,246	2,817
Cost of sales	1,510	1,475

Gross profit	1,736	1,342
Selling, general & administrative	1,393	1,403
Loss on impairment or disposal of assets	27	-0-
Depreciation & amortization	74	149

Total operating expenses	1,494	1,552
Income (loss) from operations	242	(210)
Interest expense (income), net	12	(1)

Income (loss) before benefit from income taxes	230	(209)
Benefit from income taxes	16	-0-

Income (loss) from continuing operations	246	(209)

Income from discontinued operations	-0-	8

Net income (loss)	246	(201)
Dividends and accretion on preferred stock	173	166

Net income (loss) attributable to common shareholders	$73	$(367)

Net income (loss) per common share – basic and diluted	$0.01	$(0.05)

Weighted average shares outstanding – basic and diluted	6,967,339	6,967,339

	March 31, 2003	December 31, 2002
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$3,381	$1,895
Other Current Assets	3,684	5,800

Total Current Assets	7,065	7,695
Other Assets, net	2,595	2,607

Total Assets	$9,660	$10,302

Current Liabilities:
Bank Line of Credit	-0-	-0-
Other Current Liabilities	2,956	3,865
Other Liabilities	2,874	2,685
Shareholder’s Equity	3,830	3,752

Total Liabilities and Shareholder’s Equity	$9,660	$10,302